COMMERCE GROUP CORP.  AND CONSOLIDATED SUBSIDIARIES

SCHEDULE IV(2) - INDEBTEDNESS TO RELATED PARTIES

CURRENT YEARS ENDED MARCH 31, 2010, 2009, AND 2008

Identity of Debtor	Balance at Beginning of Period	Net Additions (Deletions) to Indebtedness (1)	Balance at End of Period
Year ended March 31, 2010
Late President of the Company	$ 15,673,362	$2,740,380(a)	$ 18,413,742
Late President’s RIRA	1,679,874	293,715(a)	1,973,589
Late President’s Affiliated Company	4,112,818	1,023,837(b)	5,136,655
Late President’s Wife’s RIRA	1,168,811	71,735(c)	1,240,546
Late President’s Second Oldest Son/Daughter-in-Law	344,591	60,250(d)	404,841
Current President as Principal of his own Company	391,152	77,449(e)	468,601
Late President’s half brother	19,923	3,484(d)	23,407
Total, notes payable	$ 23,390,531	$4,270,850	$ 27,661,381

Late President’s Accrued Salary	$ 3,455,786	$ 0(f)	$ 3,455,786

Current President’s Accrued Salary	$ 184,479	$ 178,750(f)	$ 363,229

Late President’s Wife’s Consulting Fees	$ 507,600	$ 36,000(g)	$ 543,600

Legal fees (Late President’s Second Oldest Son is a principal)	$ 506,396	$ 39,836(h)	$ 546,233

Year ended March 31, 2009
Late President of the Company	$ 13,354,281	$2,319,081(a)	$ 15,673,362
Late President’s RIRA	1,429,871	250,003(a)	1,679,874
Late President’s Affiliated Company	3,242,264	870,554(b)	4,112,818
Late President’s Wife’s RIRA	994,866	173,945(c)	1,168,811
Late President’s Second Oldest Son/Daughter-in-Law	293,308	51,283(d)	344,591
Current President as Principal of his own Company	102,182	288,970(e)	391,152
Late President’s half brother	16,958	2,965(d)	19,923
Total, notes payable	$ 19,433,730	$3,956,801	$ 23,390,531

Late President’s Accrued Salary	$ 3,455,786	$ (f)	$ 3,455,786

Current President’s Accrued Salary	$ 5,729	$ 178,750(f)	$ 184,479

Late President’s Wife’s Consulting Fees	$ 471,600	$ 36,000(g)	$ 507,600

Legal fees (Late President’s Second Oldest Son is a principal)	$ 454,444	$ 51,952(h)	$ 506,396

Year ended March 31, 2008
Late President of the Company	$11,372,962	$1,981,319(a)	$ 13,354,281
Late President’s RIRA	1,216,540	213,331(a)	1,429,871
Late President’s Affiliated Company	2,673,458	568,806(b)	3,242,264
Late President’s Wife’s RIRA	846,436	148,430(c)	994,866
Late President’s Second Oldest Son/Daughter-in-Law	249,547	43,761(d)	293,308
Current President as Principal of his own Company	51,454	50,728(e)	102,182
Late President’s half brother	0	16,958(d)	16,958
Total, notes payable	$ 16,410,397	$3,023,333	$ 19,433,730

Late President’s Accrued Salary	$ 3,351,515	$ 104,271(f)	$ 3,455,786

Current President’s Accrued Salary	$ 0	$ 5,729(f)	$ 5,729

Late President’s Wife’s Consulting Fees	$ 435,600	$ 36,000(g)	$ 471,600

Legal fees (Late President’s Second Oldest Son is a principal)	$ 415,035	$ 39,409(h)	$ 454,444

(1)(a)

The net additions to the open-ended, secured, on-demand promissory notes issued to the late President of the Company, as an individual, and not as a Director or Officer of the Company, and his RIRA are from accrued interest.

(1)(b)

The late President owns 55% of an Affiliated Company’s common shares.  The additions to the open-ended, secured, on-demand promissory note issued to an Affiliated Company result from cash advances, accrued interest, accrued office rent, vehicle rental and other expenses incurred on behalf of the Company.

(1)(c)

The additions resulted from accrued interest earned during the fiscal year.

Per an agreement that the Company entered into with the late President’s Wife on behalf of her RIRA on March 29, 2010, the Company sold its precious stones and jewelry assets at its cost of $132,447.77 to the President’s Wife RIRA for the purpose of reducing the open-ended, secured, on-demand promissory notes due to the President’s Wife RIRA by the sum of $132,447.77.

(1)(d)

The additions resulted from accrued interest earned during the fiscal year.

(1)(e)

The additions to the open-ended, secured, on-demand promissory note issued to the current President as principal of his own company result from cash advances and accrued interest.

(1)(f)

The late President’s salary and vacation pay was accrued through October 31, 2007.  The current President’s salary and vacation pay was accrued through March 31, 2010.

(1)(g)

Twelve months of consulting fees at $3,000 per month for a total of $36,000.

(1)(h)

The addition of the amounts due to the Law Firm results for legal services rendered through February 28, 2010.  The amount due to the Law Firm through March 31, 2010 is $546,232.50.  By agreement on the date of payment, these fees are to be adjusted to commensurate with the current hourly fees charged by the Law Firm.